Exhibit 99.1

FOR IMMEDIATE RELEASE

STARZ PRESIDENT AND CHIEF EXECUTIVE OFFICER
CHRIS ALBRECHT TO PRESENT AT
GOLDMAN SACHS 25TH ANNUAL COMMUNACOPIA CONFERENCE

Englewood, Colo. - September 14, 2016 - Starz (NASDAQ: STRZA, STRZB) announced that Chris Albrecht, President and CEO of Starz, will be presenting at the 25th Annual Goldman Sachs Communacopia Conference, on Wednesday, September 21, 2016 at 3:45 PM ET at The Conrad Hotel in New York, New York. During his presentation, Mr. Albrecht may make observations regarding the company's financial performance and outlook and may discuss future opportunities.

The presentation will be broadcast live via the Internet. All interested persons should visit the Starz investor website at http://ir.starz.com/events.cfm to register for the webcast. An archive of the webcast will also be available on this website for one year after appropriate filings have been made with the SEC.

About Starz
Starz (NASDAQ: STRZA, STRZB) is a leading integrated global media and entertainment company with operating units that provide premium subscription video programming on domestic U.S. pay television networks (Starz Networks) and global content distribution (Starz Distribution), www.starz.com. The Starz Networks operating unit is home to the flagship STARZ® brand with 24.2 million subscribers in the United States as of June 30, 2016, with the STARZ ENCORESM network at 31.8 million subscribers. Through STARZ, the company provides high quality, entertaining premium subscription video programming with 17 premium pay TV channels and associated on-demand and online services. STARZ is sold through U.S. multichannel video distributors, including cable operators, satellite television providers, telecommunications companies, and other online and digital platforms. Starz offers subscribers more than 5,000 distinct premium television episodes and feature films every year and up to 1,500 every month, including STARZ Original series, first-run movies and other popular movie and television programming. The Starz Distribution operating unit is home to the Anchor Bay Entertainment, Starz Digital, and Starz Worldwide Distribution divisions. In addition to STARZ Original series, Starz Distribution develops, produces and acquires movies, television and other entertainment content for worldwide home video, digital, and television licensing and sales.

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Contacts:

Courtnee Chun                         Theano Apostolou
Investor Relations                    Corporate Communications
(720) 875-5420                        (424) 204-4052
courtnee.chun@starz.com                theano@starz.com